Exhibit 99.1

            PHOENIX COLOR CORP. ANNOUNCES 2004 THIRD QUARTER RESULTS

                                   Three Months Ended September 30,       Nine Months Ended September 30,
                                  ----------------------------------    -----------------------------------
                                   2004       %        2003      %       2004       %        2003       %
                                  ------   ------     ------  ------    ------   ------     ------   ------
Net sales ....................    $31.7     100.0     $38.1    100.0    $97.5     100.0     $106.0    100.0
Cost of sales ................     26.0      82.0      29.0     76.1     79.6      81.6       83.6     78.9
Gross profit .................      5.7      18.0       9.1     23.9     17.9      18.4       22.4     21.1
Operating expenses ...........      3.9      12.3       2.8      7.3     13.4      13.7       12.7     12.0
Income from operations .......      1.8       5.7       6.3     16.6      4.5       4.7        9.7      9.1
Interest .....................      2.3       7.3       3.0      7.9      8.9       9.1        9.2      8.7
Other income .................       --        --        --       --      0.1       0.1        0.1      0.1
Loss before income taxes .....     (0.5)     (1.6)      3.3      8.7     (4.3)     (4.3)       0.6      0.6
Income tax provision .........       --        --        --       --       --        --         --       --
Net loss .....................     (0.5)     (1.6)      3.3      8.7     (4.3)     (4.3)       0.6      0.6

Three Months Ended September 30, 2004 and 2003

      Net sales decreased $6.4 million, or 16.8%, to $31.7 million for the three months ended September 30, 2004, from $38.1 million for the same period in 2003. The decrease occurred primarily as a result of decreased sales volume in the book component manufacturing and Rockaway book manufacturing business units, with sales marginally increasing in the Maryland book manufacturing business unit . The decreased sales volume in the book component unit is a result of lower quantities per job combined with aggressive pricing due to competitiveness in the printing industry. The decrease in the Rockaway business unit is primarily the result of publishers seeking to maximize the benefits of off shore pricing. However, we have developed a symbiotic relationship with an Asian printer to assist customers to fulfill their economic needs while retaining the relationship with the customer.

      Gross profit decreased $3.4 million, or 37.4%, to $5.7 million for the three months ended September 30, 2004, from $9.1 million for the same period in 2003. This decrease was primarily the result of decreased sales volumes discussed above and our inability to reduce manufacturing costs at a rate commensurate with the decrease in sales. The gross profit margin declined 5.9% to 18.0% for the three months ended September 30, 2004, from 23.9% for the same period in 2003, primarily due to increased material labor and overhead costs as a percentage of sales.

      Operating expenses increased $1.1 million or 39.3% to $3.9 million for the three months ended September 30, 2004, from $2.8 million for the same period in 2003. In the third quarter of 2003, we realized a non-cash credit of $2.1 million for the recapture of a restructuring charge recorded in a previous year and incurred a charge for loss on sale of equipment of $0.4 million. Exclusive of the restructuring credit and loss on equipment dispositions, operating expenses after giving effect to these amounts, for the third quarter of 2003 amounted to $4.5 million or $0.6 million higher than the current year. The decrease in expenses in 2004 was the result of lower administrative expenses, with compensation and employee benefits accounting for approximately 60% of the decrease.

      Interest expense decreased $0.7 million to $2.3 million for the three months ended September 30, 2004, from $3.0 million for the same period in 2003. This decrease was primarily the result of the difference between the fair market value of our interest rate swap on September 30, 2004 of ($0.5) million and June 30, 2004 of ($1.0) million resulting in a non-cash credit of $0.5 million. The additional decrease of $0.2 million was primarily due to the difference between the interest we paid under our Senior Subordinated Notes and the interest we received from the interest rate swap.

      For the three months ended September 30, 2004 and 2003, we did not record a tax benefit due to the uncertainty of the realization of our deferred tax asset.

      We incurred a net loss of $0.5 million for the three months ended September 30, 2004, compared to net income of $3.3 million for the same period in 2003. The change was due to the factors described above.

Nine Months Ended September 30, 2004 and 2003

      Net sales decreased $8.5 million, or 8.0%, to $97.5 million for the nine months ended September 30, 2004, from $106.0 million for the same period in 2003. The decrease occurred in all business units. Although the number of jobs processed remained virtually unchanged, sales dollars declined as a result of reductions in the order quantities combined with severe pricing pressures due to over capacity in the book and book component manufacturing industry. Sales in the Rockaway, New Jersey business unit declined even though our Asian initiative doubled its sales, due to major customers seeking the benefits of off shore pricing with Asian manufacturers with whom they have been dealing over long periods to time.

      Gross profit decreased $4.5 million, or 20.1%, to $17.9 million for the nine months ended September 30, 2004, from $22.4 million for the same period in 2003. This decrease was primarily the result of decreased sales volumes discussed above and our inability to reduce manufacturing costs at a rate commensurate with the decrease in sales. The gross profit margin declined 2.7% to 18.4% for the nine months ended September 30, 2004, from 21.1% for the same period in 2003, primarily due to increased labor and overhead costs as a percentage of sales offset by decreased material costs as a percentage sales.

      Operating expenses increased $0.7 million or 5.5% to $13.4 million for the nine months ended September 30, 2004, from $12.7 million for the same period in 2003. In September of 2003, we realized a non-cash credit of $2.1 million for the recapture of a restructuring charge recorded in a previous year and incurred a charge for loss on sale of equipment of $0.4 million. Exclusive of the restructuring credit and loss on equipment dispositions, operating expenses for the nine months ended September 30, 2004 decreased $1.0 million to $13.4 million from $14.4 million for the same period in the prior year. The decrease in expenses occurred primarily in administrative expenses, with compensation, employee benefits, professional fees and elimination of the aviation department accounting for approximately 75% of the decrease.

      Interest expense decreased $0.3 million to $8.9 million for the nine months ended September 30, 2004, from $9.2 million for the same period in 2003. Included in interest expense for the nine months ended September 30, 2004 is a non-cash charge of $0.4 million resulting from the change in fair market value of our interest rate swap on September 30, 2004 of ($0.5) million and December 31, 2003 of ($0.1) million. Excluding this non-cash charge, our interest decreased $0.7 million for the nine months ended September 30, 2004 for the same period in 2003. This decrease was due to average lower borrowing under our revolving line of credit combined with the difference between the interest we paid under our Senior Subordinated Notes and the interest we received from the interest rate swap.

      For the nine months ended September 30, 2004and 2003, we did not record a tax benefit due to the uncertainty of the realization of our deferred tax asset.

      We incurred a net loss of $4.3 million for the nine months ended September 30, 2004, compared to net income of $0.6 million for the same period in 2003. The change was due to the factors described above.

Date of conference call:            November 18, 2004
Time of conference call:            3:00 PM EST
Conference call telephone number:   888-391-6586
Pass code:                          LaSorsa
Leader's name:                      Louis LaSorsa

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